EXHIBIT 3.7

             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                               OF EBANK.COM, INC.
                                       1.
     The  name  of  the  Corporation  is  EBANK.COM,  INC.
                                       2.
     Article One of the Articles of Incorporation of the Corporation is amended by deleting said Article in its entirety and inserting in lieu thereof the following:
"The  name  of  the  Corporation  is  EBANK  FINANCIAL  SERVICES,  INC."
                                       3.
     The foregoing amendment of the Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation without shareholder approval at a meeting properly called and held on December 23, 2002, in accordance with the provisions of Section 14-2-1002(8) of the Georgia Business Corporation Code. Shareholder approval of such amendment was not required pursuant to Section 14-2-1002(8) of the Georgia Business Corporation Code and the Corporation's Articles of Incorporation.
                                       4.
     The amendment specified herein shall be effective at 9 a.m. Eastern Standard Time on January 1, 2003.
                                       5.
     Publication of a Notice of Change of Corporate Name will be published simultaneously with the filing hereof, pursuant to O.C.G.A. Sec. 14-2-1006.1(b). IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer on this 23 day of December, 2002.

                                    EBANK.COM, INC.
                                    By:  /s/ Wayne W. Byers
                                         -------------------------
                                    Name:  Wayne W. Byers
                                    Title: Chief Financial Officer


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